EXHIBIT 10.1
AGREEMENT of purchase and sale
of a share in the registered capital of
LLC Kondaneftegaz

The city of Khanty-Mansiysk, Khanty-Mansi Autonomous district of Tiumen Region

Date: Second of July 2008

Siberian Energy Group Inc. registered by the Secretary of state of  Nevada 13 August 1997, registration number С 17388-97, location 275 Madison Avenue, 6th Floor, New York, NY 10016, USA represented by the Chief Executive Officer David Zaikin, hereinafter  referred to as the Seller of the one part and

Limited Liability Company Neftebitum registered according to the Russian Federation law 12 April 2007 by the Inspecorate of Federal Tax Service for city of Tyumen # 3, primary state registration number 1077203022160, represented by General Director N. N. Shadrin;

The citizen of the Russian Federation Sergey V. Prokopiev, date of birth 16 March 1958, passport XX XX XXXXXX issued 26 March 2003 by the Department of Internal Affairs of the city of Kurgan, subdivision code 451-001, registered at address: village of Redkino, Belozersky district, Kurgan Region;

The citizen of the Russian Federation Oleg G. Shelepov, date of birth 17 February 1966, passport XX XX XXXXXX issued 07 February 2001 by Passports and Visas Service of the Shchuchansky District Office of Internal Affairs of Kurgan Region,  subdivision code 452-025, registered at address: Klimov street, 39 -18, Kurgan;
hereinafter together referred to as the Buyers, of the other part have concluded the present Agreement on the following:

1.  Under the present Agreement the Seller is to transfer into the property of the Buyers, and the Buyers on the conditions, provided by the present Agreement, are to accept and to pay the shares in the registered capital of the Limited Liability Company Kodaneftegaz, registered in accordance with the legislation of the RF by Interdistrict Inspectorate of the Federal Tax Service of Russia № 1 for Khanty-Mansi Autonomous Area – Yugra, primary state registration number 1048600002901: in this case the ownership of the share of  nominal value 5100 (five thousand one hundred) rubles comprising 51% (fifty one per cent) of the registered capital of LLC Kondaneftegaz is to be transferred to Limited Liability Company Neftebitum, the ownership of the share of  nominal value 250 (two hundred fifty) rubles comprising 2.5% (two point five per cent) of the registered capital of LLC Kondaneftegaz is to be transferred to Sergey V. Prokopiev, the ownership of the share of  nominal value 250 (two hundred fifty) rubles comprising 2.5% (two point five per cent) of the registered capital of LLC Kondaneftegaz is to be transferred to Oleg G. Shelepov.

2.  The sale value of the shares in the registered capital of LLC Kondaneftegaz, comprising in totality 56% of its registered capital, is determined by the agreement of the parties under the conditions of the this Agreement, to equal their nominal value of 5600 (five thousand six hundred) rubles, which is to be paid by the Buyers proportionally to their shares transmitted to their ownership.

3.  The Seller transfers the shares to the Buyers at the moment of signing the present Agreement, without making-out a transfer act.

4. The Buyers are to pay the shares in the registered capital of LLC Kondaneftegaz within 30 days from signing of the present Agreement.

5. The Seller certifies the proper accounting in the books of LLC Kondaneftegaz of all actual contractual transactions performed on behalf of the entity, confirms the existence and the nature of liabilities at the moment of the shares sale.

6. The Seller, the Buyers are to keep confidentiality for any issues, related to execution and fulfillment of obligations under the present Agreement.

7. In connection with the transfer by the Seller of the majority of shares (comprising in total 56% of the charter capital), which will not allow the seller to determine in future the business activities of LLC Kondaneftegaz, the Buyers take the following obligations:

- to determine as the main priority to LLC Kondaneftegaz to perform geological study for the purpose of exploration and estimation of hydrocarbon deposits in accordance with the license agreements for the Karabashsky 61 and Karabasheky 67 blocks in Kondinsky district of  Khanty-Mansi Autonomous Area - Yugra of Tyumen Region on the basis of granted licenses registered by The Department for Subsurface Use for Khanty-Mansi Autonomous Area - Yugra of the Federal Agency for Subsoil Use on October 22, 2007 №№ ХНМ 021163 НП and ХНМ 021163 НП respectively.

- to provide financing of the works of LLC Kondaneftegaz via direct financing or third party loans in the amounts necessary to comply with the licensing agreements on Karabashsky 61 and Karabasheky 67 blocks.

- In this regard, relationships between the participants of LLC Kondaneftegaz between themselves and the company itself are regulated by the Operating agreement, which is to be signed at the time of signing of this Agreement.

8. In connection with the acquisition by LLC Neftebitum of the controlling share of 51% in the charter capital, which enables it to determine the decisions undertaken  by LLC Kondaneftegaz, LLC  Neftebitum accepts the following obligations:

- accepts obligations of a guarantor, which implies joint responsibility with LLC Kondaneftegaz (in case the terms of clause 7 are not fulfilled) for repayment of the loan or a portion of the loan at the time determined by the loan agreement,

9. The Agreement comes into force from the moment of its signing by the parties and is valid until the completion by the parties of their obligations regarding the present Agreement.

10. The Agreement can be cancelled by mutual agreement of the parties over a period of its validity. The dissolution of the Agreement is to be documented in writing agreement of the parties.

11. Unilateral refusal to perform its liabilities under the present Agreement is not allowed.

12. The Agreement is made in four copies having equal authority, one copy for each of the parties, one copy is to handed over to the executive board of the legal entity.

13. All amendments and addendums to the present Agreement are to be its integral parts and valid, if they are accomplished in writing and signed by all parties of the Agreement.

1.3. As for the rest, which not provided by the present Agreement, the parties are to be governed by the legislation in force of the Russian Federation.

     The Seller:

/s/ David Zaikin 09-30-08

     The Buyers:

/s/ N. Shadrin (For Neftebitum)

/s/ Sergey Prokopiev

/s/ Oleg Shelepov